Exhibit 10.13

Confidential Treatment Requested by Ubiquiti Networks, Inc.

OEM Agreement

This Agreement, entered into this 31th day of August, 2006 (“Effective Date”), by and between Ubiquiti Networks Inc., a corporation duly organized and existing under the laws of <Country>, having its principal office of business at 495-499 Montague Expressway, Milpitas, CA 95035 (hereinafter referred to as “Buyer”) and LITE-ON Technology Corp., a corporation duly organized and existing under the laws of Taiwan, having its principal office of business at 22F,No 392, Ruey Kuang Road, Neihu, Taipei 114, Taiwan (hereinafter referred to as “Seller”).

WHEREAS, Seller will manufacture and supply to the Buyer Products and related services (“Services”) as defined herein, and Buyer will purchase the Products and Services from the Seller for its resale, at its own discretion, throughout the world.

NOW THEREFORE, the parties hereto agree as follows:

1. Definitions

1.1

“Defective Product” means a product which does not operate according to specifications due to workmanship error solely caused by Seller. Malfunction related to electronic and/or mechanical design are specifically excluded.

1.2	“Effective Date” means the date of commencement of this Agreement specified in the preamble hereof.

1.3

“Epidemic Failure” means the number of Defective Products resulting from the same common root cause for the same phenomenon derived from workmanship, as verified by Seller, exceeds [X percent (X%)] of all Products that are delivered to Buyer during any ninety (90) day period, providing the said basis and relevant percentage may be adjusted according to the result of pilot run.

1.4

“Products” means Wireless Lan Network products including parts and components thereof, identified in attached hereto, manufactured by or for Buyer in accordance with the Specification as hereinafter defined in Exhibit A.

1.5

“Purchase Prices” means the price of Products as defined in Exhibit B, provided, the Purchase Prices is based on FCA (Incoterms 2000) Hong Kong term which shall include any kinds of taxes imposed on the sale of the Products by any governmental subdivision thereof at FCA Hong Kong point. The Purchase Prices do not include any taxes or import duties or any other charges or costs of any kind or nature levied by the government of the delivered-in countries on the Products. Any such taxes or import duties shall be paid by Buyer. Seller agrees to pursue all commercially reasonable opportunities to reduce the price of the Product(s). In addition, Seller may reasonably cooperate with Buyer to purchase parts and materials from the same suppliers from whom Buyer purchases the same parts and materials in order to obtain volume discounts.

1.6	“Long lead-time” and “Unique” items are specified in Exhibit C.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

2. Term

This Agreement is valid from 31 day of August, 2006, and shall continue in effect for _1_year thereafter (the “Initial Term”) and shall automatically renew for successive twelve (12) month terms (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either party provides written notice of termination at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term, as the case may be, or unless earlier terminated in accordance with Section 14 herein.

3. Purchase Order

3.1

Buyer shall order specific quantities of Products/Services by placement of a purchase order prior to [***] of delivery date (“Purchase Order” or “P.O.”). Each PO shall designate the Product model number, quantity, arrival, shipping instructions and destination. Seller agrees to confirm such P.O. within [***] upon the receipt of it. Seller shall make good faith efforts to supply the Products in response to Purchase Orders where such Purchase Order does not meet the lead time specified by in this Section 3.1., providing Seller shall not be liable for any delay in delivery under such P.O. A Purchase Order is Seller’s only authorization to ship Products to Buyer. The minimum order quantity shall be [***] per purchase order.

3.2

The purchase order is non-cancelable order. Buyer shall not cancel all or any part of a Purchase Order at its convenience at any time. However, Buyer may require changes to delivery date at its discretion with [***] prior written notice. Seller will try its best to meet this written requirement, at Buyer’s expense, and Buyer shall also compensate Seller for any/all reasonable costs and expenses incurred for storing the Products beyond the original [***] due to such reschedule. The maximum reschedule is [***] upon previous agreed delivery date. After that, Seller will ship the products to Buyer without further postponement, provided that notwithstanding any earlier rescheduling, if an Epidemic Failure occurs, Buyer may reschedule any outstanding Purchase Orders for up to an additional [***] upon notice to Seller.

3.3

Seller will maintain a list of long-lead time material (components with greater than 45 day lead-time) updated monthly. Buyer will provide on a quarterly basis, a [***] rolling forecast as a planning document only. Such document will not be a substitute for a properly executed PO, nor is Seller authorized to ship product to Buyer based on that document. If Seller is not able to meet a scheduled delivery date due to unavailability of a properly identified long-lead item, Buyer shall compensate Seller for any/all reasonable costs associated with material management of such other components necessary to complete the build. However, Seller shall take all reasonable precautions to minimize such liability. Buyer shall not be liable for material handling and storage charges beyond the [***] period if such delay is caused by failure of Seller to properly identify a long-lead item.

*** Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

3.4

Buyer recognizes that there occasionally are unexpected material shortages of critical components such as Chipset, Flash memory and SDRAM. When such shortages occur, Buyer and Seller will work together to adjust the delivery date of any outstanding POs. Buyer agrees to compensate Seller for any/all reasonable costs associated with material management of such other components necessary to complete the build beyond the original 60-day period of delivery date. Seller agrees to use its best efforts to expedite material acquisition to minimize Buyer’s liabilities in Section 3.5 herein.

3.5	In case of any discrepancy or conflict between the PO and this Agreement, the terms/conditions of this Agreement shall prevail.

4. Shipment

The delivery terms for all shipments shall be FCA Hong Kong as defined in “Incoterms 2000” of the International Chamber of Commerce. Seller will ship the Products only via carriers qualified to generally accepted international standards for shipment of similar commodities. Seller will handle, pack, mark and ship the Products in accordance with generally accepted international standards for similar commodities and any packing and labeling specifications required by Buyer as set forth in Exhibit A. Seller will mark the Products and packaging with the country of origin as required by applicable law, and provide a certificate of origin and any other documents required for customs clearance and/or tax purposes. The risk of Products will be transferred from Seller to Buyer at the point of Buyer’s assigned shipping agent in Hong Kong and title of the Products will be passed to Buyer upon full payment of the Products. The scheduled delivery date stated in a Purchase Order and confirmed by Seller is a material term of this Agreement, and time is of the essence for all deliveries of Products.

5. Inspection.

Buyer will inspect each Product shipment from Seller to determine whether the Products meet the Manufacturing specifications set forth in Exhibit A and the warranties set forth herein at Seller’s factory within [***] prior to shipment. In case a shipment fails to meet the quality criteria as stated in Exhibit A, Buyer shall notify Seller in writing (via letter, facsimile, or electronic mail) of the nature of the defect within [***] of inspection and Seller will, at its expense, correct the problem and agree with Buyer on a satisfactory recovery plan. Buyer may also elect to inspect the Products at Seller’s manufacturing, warehouse or distribution facility. Any Product that fails Buyer’s inspection according to relevant specifications set forth in Exhibit A shall be deemed a Defective Product. Buyer may reject any Defective Product and return such Defective Product to Seller at Seller’s sole risk and expense as set forth in Section 8.1. In the event that there is deficiency in the quantity ordered by Purchase Orders occurred before the delivery of Products to Buyer’s carrier, Seller shall immediately deliver to Buyer the deficient quantity of Products in order to make up such deficiency.

*** Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

6. Payment

Buyer shall pay

(i) [***] in advance while P.O. is placed.

(ii) remaining [***] as balance amount for Products: within [***] before the scheduled shipping date.

All invoices will set forth all amounts due in U.S. dollars and contain at minimum, the items identified in section 6.1 below to allow Buyer to determine the accuracy of the amount(s) billed. All undisputed invoices for Products shall be due and payable in full with [***] in advance. However, the payment term may be changed upon mutual written agreement. If the Buyer does not make any due payments that are undisputed, then Seller is entitled to charge interest for late payment at the rate of one percent (1%) per month from the date the payment becomes due up the date of the payment is received in full.

6.1	Invoice Itemization shall include: Model Number, Product Number, Quantity and Unit Price.

7. Changes

7.1

The Buyer may, by [***]days prior written notice, request changes within the general scope of this Agreement in drawings, designs, specifications, method of shipment or packing, or time or place of delivery, require additional work, or direct the omission of the work.

7.2

If any such changes cause an increase or decrease in the cost of, and or any impact on the delivery time required for, or Seller’s performance of this Agreement, Seller is entitled to adjust related terms/conditions which include but not limited to the price or delivery date.

8. Warranty & Epidemic Failure.

8.1 Epidemic Failure. If an Epidemic Failure occurs, then Seller agrees at its expense, to assist Buyer in the technical resolution of the Epidemic Failure and to be responsible for all losses, liabilities, damages, costs and/or expenses incurred by Buyer as a result of the Epidemic Failure. Furthermore, Buyer may, at its sole option return any inventory of Products then in the possession of Buyer for repair or replacement and any and all associated shipping and insurance charges upon receipt of a Return Material Authorization (RMA), and/or immediately terminate this Agreement upon giving written notice to Seller, providing that Buyer shall be liable to Seller for any/all costs/expenses of excess materials prepared for the production and/or repair/replacement under this Agreement arising from and/or in connection with such termination. Seller has the right to inspect units at Buyer’s fulfillment location to identify Defective Products of the same root cause.

8.2 Failure Analysis. If any Epidemic Failure occurs, then, within five (5) working days after receipt of a sample of returned Defective Products, Seller will provide Buyer with a written “root cause” failure analysis and a written corrective action plan. Seller will bear all risks and expenses associated

*** Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

with preparing such failure analysis and corrective action plan and in implementing the same, and with providing related technical support as Buyer may reasonably request.

8.3 Inspection. Buyer will conduct all testing and inspection according to Section 5 on Seller premises. In case of the volume of returned Products by Buyer to Seller exceed certain quantity, both parties hereto agree to negotiate with each other for practicable solution.

8.4 Warranty Period. Seller warrants [***] period for defective products resulted from the same common root cause for the same phenomenon solely attributed from manufacturing workmanship. Seller will release RMA to Buyer upon receipt of Buyer’s level 1 screening result providing with serial number, failure symptoms and description.

9. Intellectual Property Rights (“IPRs”)

Each Party continues to own its pre-existing IPRs and other pre-existing rights including know-how (e.g. Product and its manufacturing specific know-how). For purposes of this Agreement “Pre-Existing IPR “ shall mean any Intellectual Property Rights existing at the effective date of the relevant Product Agreement or independently developed without using any information disclosed by the other Party during the term of this Agreement as proven by contemporaneous documents.

Seller shall hold harmless and defend Buyer from and against any and all suits for actual or alleged infringement of any intellectual property rights arising from and/or in connection with the manufacture of any Products by Seller.

The foregoing obligation of indemnification by Seller shall not apply to any of infringement arising from and/or in connection with features or changes in specifications or designs incorporated into the Products provided and/or directed by Buyer. Buyer agrees and shall indemnify and hold Seller harmless from and against any claim, suit, damages, costs, loss, demands, and proceedings brought against Seller arising from and/or in relation to such infringement by Buyer.

10. Confidentiality

Both parties acknowledge and agree that any party may disclose to the other parry certain information which may be in oral, visual, written or other tangible form including, but not limited to, software, drawings, product specifications, techniques, compilations, methods, models, prototype, schematics, data, documentation, diagrams, flow charts, research, development, processes, procedures, trade secrets, know-how, marketing techniques and materials and other proprietary rights (“Information”). However, any oral Information shall be summarized in writing within [***] upon such disclosure. Each party agrees to keep the Information confidential and not to disclose any part of the Information to any third party without prior written consent by the other party other than its employee, counselor, agency or third party who needs to know for the execution of this Agreement. Each party agrees to use the same standard of care with respect to its obligations that it uses with respect to its own proprietary and confidential information, but in no event less than that of a reasonable care.

*** Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

Information shall not be afforded the protection of this Agreement if such Information:

A.	Becomes generally available to and known by the public without breaching the confidentially obligation.

B.	Becomes rightfully known by either party from a third party who is under no obligation to the other party and has no duty at law not to disclose such Information.

C.	Was known by either party prior to the time it was received from the other party

D.

Is independently developed by either party without any use of the Information, by persons not having access to Information and Repairer can prove such development clearly and convincingly through its own records.

E.	Is disclosed as required by the court or government

The non-disclosure and non-use obligations of each party hereunder shall survive for two years upon termination or expiration of this Agreement, provided that expiration of such period shall not constitute a license to any of either party’s intellectual property rights.

11. Liability

Except for a breach of confidentiality obligations, in no event shall either party be liable for any loss of data, loss of revenue, loss of reputation or any other special, indirect or consequential damages arising out of or in connection with this Agreement or the breach thereof whether in an action of contract or tort including negligence. Notwithstanding the foregoing expressed, except for Seller’s indemnification obligations for a breach of confidentiality obligations, in no event shall the total liability of Seller under this Agreement exceed the amount paid by Buyer during [***] prior to such claim.

12. Insurance

At all times during the Term, Seller will, at its own expense, maintain in force policies of insurance with reputable insurers sufficient in coverage and amounts to secure its obligations and potential liabilities under this Agreement. All premiums, and any deductibles and/or retentions associated with such insurance will be solely the responsibility of Seller. At a minimum, such insurance policies will include the following coverage: Commercial General Liability insurance with policy limits of not less than [***] each occurrence for bodily injury and [***] each occurrence for damage to property. These insurance requirements will not in any way limit the liability of Seller under this Agreement.

13. Termination

13.1	In case there is any breach of this Agreement by either party during the term of this Agreement and such breach cannot be cured within thirty (30) days upon the receipt of the

*** Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

notice for cure, the other party shall have the right to terminate this Agreement thereafter and the loss and damages sustained thereby shall be indemnified by the party responsible for such termination.

13.2	In the event Buyer fails to make payment on an outstanding invoice within [***] from the date of receipt of such notice by Seller, Seller can terminate this Agreement without any liability to Buyer.

13.3

Further, in the event of bankruptcy, insolvency, dissolution, consolidation, or receivership proceedings affecting the operation of business for any reason by either party hereto, the other party shall have the right to terminate this Agreement with a written notice to such party.

13.4

Notwithstanding the expiration or termination of this Agreement, the confidentially obligation, payment obligation, IPR and indemnification under this Agreement shall survive after termination or expiration.

15. Arbitration

All disputes, controversies or differences which may arise between the parties hereto, out of, in relation to or in connection with this Agreement, shall be finally settled by arbitration and the place of such arbitration shall be in Singapore. The award rendered by arbitrator(s) shall be final and binding upon both parties.

16. Modification; Waiver

This Agreement may not be modified except by a written agreement dated subsequent to the Effective Date and signed in a non-electronic form on behalf of Seller and Buyer by their respective duly authorized representatives. No delay or failure of each party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude other or further exercise thereof or the exercise of any other right, power or remedy.

17. Force Majeure

Neither of the parties shall be liable for any damages, including special or consequential damages, hereunder and either assumes any liability for failure to fulfill this Agreement, provided such failure be due to fire, strike, accident, war, government regulation, or other causes reasonably beyond its control, provided, however, that the party so affected shall promptly give notice to the other party whenever such contingency or other act becomes reasonably foreseeable and shall use its best efforts to overcome the effects of the contingency as promptly as possible. When a party’s delay or

*** Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

nonperformance as a result of such force majeure continues for a period of at least four (4) weeks, the other party may terminate upon fifteen (15) days written notice, at no charge or liability to the other, this Agreement and/or any outstanding Purchase Order. In no event herein shall relieve Buyer from its obligation to pay for Products actually purchased hereunder.

18. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

19. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all provisions, negotiations, agreements and commitments in respect thereto, and shall not be released, discharged, changed or modified in any manner except by instruments signed by duly authorized officers or representatives of each of the parties hereto.

20. Notices

All notices given under this Agreement must written in the English language and signed by an authorized representative of the Party (or Parties) in a non-electronic form, and will be deemed given as of the day received by the addressee party via messenger or courier delivery service and addressed as set forth on the first page of this Agreement or to such other address as a party may give notice of.

21. Language; Currency

This Agreement is executed in the English language only and any translation of this Agreement into any language other than English will be for reference only and without legal effect. All references to dollar amounts, “dollars” and/or the symbol “$” refer to United States dollars. The Section headings used in this Agreement are for ease of reference only.

22. Assignment

This Agreement may not be assigned by any party in whole or in part, by contract or operation of law, without the prior written consent of other party which may be withheld in its sole discretion , and any attempted assignment without such consent of the other party will be null and void.

23. Independent Contractors

The parties are independent contractors, and nothing in this Agreement will be construed as creating an employer-employee relationship, a partnership, joint venture or other relationship between the parties. Neither party has any authority to assume or create obligations or liability of any kind on behalf of the other.

24. Compliance with Law; Government Approvals

Seller will comply with all requirements of applicable law, including all applicable health, safety and environmental regulations. Seller will also, at its own expense, obtain and arrange for the

Confidential Treatment Requested by Ubiquiti Networks, Inc.

maintenance in full force and effect of all governmental approvals, licenses, registrations and the like as may be necessary or advisable for Seller’s performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and sealed by their duly authorized officer or representative as of the date first above written.

Buyer: Ubiquiti Networks Inc. /s/ Linus Lin	LITE-ON Technology Incorporation illegible
(Authorized Signature) Title: Operations Director Address: 495-499 Montague Expreeway, Milpitas, CA 95035, USA Tel: (408) 942-3085 Fax: (408) 351-4973	(Authorized Signature) Title: General Manager of Network Access BU Address: 4F, No. 90, Chien-I Rd., Chungho, Taipei Hsien 235, Taiwan, ROC Tel: 886-2-2222-6181, ext. 8200 Fax: 886-2-2226-5871

Confidential Treatment Requested by Ubiquiti Networks, Inc.

Exhibit A

1.	Product Specification defined by Buyer
2.	Manufacturing Specification mutually agreed by Buyer and Seller.

Confidential Treatment Requested by Ubiquiti Networks, Inc.

Exhibit B

Pricing

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Exhibit C

“Long lead-time” and “Unique” items